Exhibit 99.3

INFORMATION FOR RELEASE

MuniMae Structures $519 Million in Financing During Third Quarter

Company Raises $281 Million in Tax Credit Equity Capital

BALTIMORE (November 10, 2004) — Municipal Mortgage & Equity, LLC (NYSE: MMA), known as MuniMae, announced today that it structured $518.6 million of financing for multifamily housing during the third quarter of 2004. In addition, the Company raised $281 million in tax credit equity.

Mark K. Joseph, Chairman of the Board and CEO of MuniMae, commented, “Thanks to continued robust performance in all three of our major product types (tax-exempt bonds, equity investments and taxable lending), MuniMae’s year-to-date production volume of $1.6 billion has exceeded our production levels for the entire prior fiscal year. We have a healthy deal pipeline for the rest of the year and, as evidenced by the $281 million in tax credit equity raised during the quarter, investor demand for that product remains strong.”

Investment Activity Summary

Highlights of the third quarter and year-to-date origination activity include:

	Third Quarter	Year-to-Date
	Volume (in millions)	Volume (in millions)
Taxable Construction/Permanent Lending	$145.7	$600.5
Tax-exempt Bonds Construction/Permanent	148.1	423.0
Supplemental Loans	10.8	31.6
Equity Investments	214.0	564.8

Total	$518.6	$1,619.9

Capital Activity Summary

In September, the Company announced a $24 million follow-on private placement of trust preferred securities, bringing the total amount of preferred securities issued by the trust in 2004 to $84 million. The trust preferred securities have an initial dividend rate of 9.5% per annum, which will reset on May 5, 2014.

In October, MuniMae TE Bond Subsidiary, LLC, a wholly owned subsidiary of MuniMae, completed a $73 million private placement of rated tax-exempt perpetual preferred shares with a weighted average distribution rate of 5.17%. In addition, MuniMae TE Bond Subsidiary was assigned an A2 Issuer Rating from Moody’s Investors Services, Inc. This is the first investment grade rating obtained by MuniMae for one of its subsidiary companies.

Finally, during the third quarter of 2004, the Company raised $281 million of tax credit equity from eleven third-party investors, bringing the year-to-date total to $616 million in equity raised.

About Municipal Mortgage & Equity

MuniMae and its subsidiaries originate, service and asset manage investments in multifamily debt and equity for its own account and on behalf of others. MuniMae conducts these operations through its subsidiary, MMA Financial, LLC. As of September 30, 2004, assets under management totaled $9.3 billion secured by 2,217 properties containing 249,850 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. For its proprietary accounts, MuniMae primarily holds tax-exempt multifamily housing bonds. This on-balance sheet portfolio is secured by 177 properties containing 37,581 units in 27 states. For a portion of these investments, MuniMae participates in the performance of the underlying properties.

MuniMae is organized as a limited liability company. This structure allows MuniMae to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

This press release contains statements, including those about prospective distributions and the tax-exempt nature of those distributions, that are forward looking in nature and reflect management’s current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. Actual results may vary materially from projected results based on a number of factors, including the actual performance of the properties pledged as collateral for the portfolio, general conditions in the local real estate markets in which the properties are located and prevailing interest rates. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.

www.MMAfin.com

Contacts
Investor Relations
          Angela Richardson, 888/788-3863